Exhibit 99.1

News	General Motors GM Communications Detroit, Mich., USA media.gm.com

For Release: 10:45 a.m. EST

March 1, 2011

Retail Sales Propel General Motors to 49 Percent Gain in February

•	Year-over-year retail sales gain of 70 percent highest on record

•	Car, Truck and Crossover segment retail sales each rise 59 percent or more

•	GM’s newest vehicles continue to gain customers – retail sales up 119 percent

•	Retail sales improve 52 percent for the first two months

DETROIT – General Motors total sales in the United States rose 49 percent in February, as dealers reported 207,028 deliveries for the company’s four brands. For the second month in a row, the gain in total sales was driven by soaring retail demand for the company’s products. During the month, retail sales rose 70 percent – the highest year-over-year gain in the company’s history.

For the first two months of the year, GM’s total sales have risen 36 percent, while the company’s retail sales – those to individual consumers – have increased by 52 percent.

Retail sales of GM’s cars, trucks and crossovers all rose at least 59 percent or more during the month, up 76 percent, 74 percent and 59 percent, respectively.

“Our plan was to get off to a quick start this year, and we did just that,” said Don Johnson, vice president, U.S. Sales Operations. “Having the right vehicles in inventory, combined with aggressive advertising and targeted consumer marketing has been the key to our success in the first two months this year.”

Newest Vehicles Lead Gains, More Than Doubling During February

Combined sales for GM’s newest vehicles – Chevrolet Equinox, Silverado HD, Cruze and Volt; Buick LaCrosse and Regal; GMC Sierra HD and Terrain; and Cadillac SRX, CTS Wagon and CTS Coupe – increased 66 percent, while retail sales surged 119 percent for the month, compared to February 2010.

Passenger Cars

Total sales of GM passenger cars improved 40 percent during February, led by the sale of 18,556 Chevrolet Cruzes. Retail sales of GM passenger cars rose 76 percent for the month, with Cruze retail sales 212 percent higher than the compact car it replaced. Strong retail sales of the all-new Cadillac CTS Coupe helped propel CTS retail sales to a record high for the month of February, up 159 percent versus a year ago. The Buick Regal had its best month since launch, recording 3,541 retail sales.

Crossovers

February total sales for GM’s industry-leading lineup of fuel-efficient crossovers were the best ever for the month, increasing 57 percent versus February 2010. Each of GM’s most popular crossovers set a record for retail sales for the month of February – Chevrolet Equinox (up 98 percent) and Traverse (up 32 percent); GMC Terrain (up 76 percent) and Acadia (up 25 percent); Buick Enclave (45 percent); and Cadillac SRX (up 62 percent). Combined retail sales for these models rose 58 percent during the month, compared to last year’s month.

Pickups and Utilities

Total sales of GM’s full-size pickup trucks – Chevrolet Silverado and Avalanche, and GMC Sierra – improved 65 percent in February versus a year ago, with retail sales rising 83 percent. Total sales of GM full-size utilities – Chevrolet Suburban and Tahoe, GMC Yukon and Yukon XL, and Cadillac Escalade – rose 50 percent during the month, with combined retail sales improving 52 percent.

Month-end dealer inventory in the United States stood at about 517,000 units, which is about 7,000 higher compared to January and about 101,000 higher than February 2010.

Brand Key Facts:

•

Chevrolet: Chevrolet dealers delivered 142,919 total vehicles in February, a 43-percent increase versus last year. Retail sales for Chevrolet rose 69 percent and were propelled by improving Cruze sales, which were 212 percent higher than the compact car it replaces. Silverado retail sales rose 84 percent, while Equinox posted its best February ever, with retail sales almost doubling, up 98 percent (read more).

•

Buick: Buick reported 15,807 total sales, a 73-percent increase compared to February 2010. This includes a 90-percent surge in year-over-year retail sales, led by Regal (3,541units), Enclave and LaCrosse, which had retail sales 45 and 28 percent higher than last year, respectively. This marks the 17th consecutive month of year-over-year sales gains for the brand (read more).

•

GMC: GMC reported total sales of 32,534, a 59-percent increase compared to the same month last year. This marks the 17th consecutive month of year-over-year sales increases. Retail sales were 61 percent higher than last year, spurred by Sierra, Terrain, Yukon and Acadia – up 87 percent, 76 percent, 63 percent and 25 percent, respectively (read more).

•

Cadillac: Cadillac reported total sales of 15,768 for February – 70 percent higher than last February, with retail sales increasing 83 percent. February was the 13th consecutive month of year-over-year total and retail sales gains. CTS retail sales rose 159 percent, driven by strong demand for the all-new CTS Coupe and Sedan. SRX retail sales were up 62 percent compared to a year ago, and the Escalade family saw retail sale rise 27 percent versus February last year (read more).

•

Fleet sales for GM’s four brands were 43,900 for the month, a 2-percent increase for the month, with sales to rental fleets down 5 percent during the same period. Sales to commercial customers rose 19 percent for the month, the 11th consecutive month of commercial fleet sales gains. Fleet accounted for 21 percent of GM total sales during the month.

About General Motors – General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 202,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 30 countries, and sell and service these vehicles through the following brands: Baojun, Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, Isuzu, Jiefang, Opel, Vauxhall, and Wuling. GM’s largest national market is China, followed by the United States, Brazil, the United Kingdom, Germany, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on the new General Motors can be found at www.gm.com.

###

CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-410-2704

For release: 10:45 a.m. EST, March 1, 2010

Chevrolet February Retail Sales Climb 69 Percent

•	Consumer Demand for Fuel-efficient Cars, Trucks and Crossovers Drives Gains
•	Four-cylinder engines accounted for 46 percent of Chevrolet retail sales in February

DETROIT – Chevrolet sold a total of 142,919 vehicles in the United States in February, a 43-percent gain over the same month a year ago. In addition, retail sales surged 69 percent as the brand’s fuel-efficient cars, trucks and crossovers continued to attract new customers to Chevrolet.

In February, 46 percent of Chevrolet retail sales were four-cylinder models, up from 40 percent a year ago. Chevrolet offers fuel-efficient four-cylinder engines in seven vehicles, including the Volt, Cruze, Equinox, Aveo, Colorado, HHR, and Malibu.

“With almost half of our buyers choosing a four-cylinder, clearly Chevrolet’s combination of fuel efficiency and performance resonates with today’s car-shoppers,” said Alan Batey, vice president, Chevrolet Sales and Service. “Consumers’ demand for more fuel-efficient cars, trucks and crossovers helped Chevrolet record our sixth consecutive month of sales gains.”

Four of the brand’s largest gains were recorded by the Chevrolet Cruze, Equinox, Traverse and Silverado. The Cruze, Equinox and Traverse each offer the best fuel economy in their segments, while the new Silverado HD offers 32 percent more capability and 11 percent better fuel economy.

The Cruze recorded a total of 18,556 sales in February, the best monthly sales total since its US introduction in late 2010. Year over year, Cruze retail sales were 212 percent higher than the car it replaced, the Chevrolet Cobalt.

According to EPA estimates, Cruze LS, LT, and LTZ models deliver 36 miles per gallon on the highway, while the Cruze Eco model delivers 42 miles per gallon on the highway – making it the most fuel-efficient gasoline-powered car in the United States.

The Cruze also offers the most standard safety features in its class, including 10 air bags, StabiliTrak electronic stability control, and a unitized body structure that incorporates high-strength steel in key areas. As a result, Cruze was the first compact car to earn the best-possible crash test ratings from both the Insurance Institute for Highway Safety and the new National Highway Traffic Safety Administration rating system implemented for the 2011 model year.

Total sales of the Chevrolet Equinox climbed 91 percent over February 2010, marking the sixth consecutive month of total sales gains for the compact crossover.

The Equinox comes standard with a 2.4L Ecotec four-cylinder engine and six-speed transmission, delivering an EPA-estimated 32 miles per gallon – more than any vehicle in its class, including the Ford Escape Hybrid. Equinox recently was named the best compact crossover in a test of nine vehicles by USA Today, Motorweek, and Cars.com. One reviewer wrote, “The Equinox is the clear winner in my book, seemingly belonging to a completely different category of cars: the luxury category.”

Total sales of the Chevrolet Traverse climbed 62 percent over February, 2010, recording its best February sales ever.

The Traverse is equipped with a 3.6L V-6 and six-speed automatic transmission, delivering an EPA-estimated 24 miles per gallon highway – more than any 8-passenger crossover. Recently, Kelley Blue

Book’s kbb.com named the Traverse one of their Top 10 Family Cars for 2011, citing its “abundant cargo space, impressive fuel economy and a five-star overall crash rating from the NHTSA, attractive exterior styling and surprisingly nimble handling.”

Total sales of the Chevrolet Silverado climbed 60 percent over February 2010, marking the 13th consecutive month of total sales gains for the fullsize pickup.

Much of that increase can be attributed to the new Silverado HD, introduced in 2010. The 2011 Silverado HD is available with a more powerful, more efficient Duramax diesel engine that delivers 397 horsepower and 765 lb.-ft. of torque. The engine contributed to a 32-percent increase in maximum towing capacity for the Silverado HD, to 21,700 pounds, while delivering 11 percent better fuel economy than its predecessor. MotorTrend named the Silverado HD the MotorTrend Truck of the Year, noting that, “Chevy engineers focused on three key areas – powertrain, frame, and suspension – to deliver a truck with significantly improved capability and more refinement.”

# # #

About Chevrolet

Founded in Detroit in 1911, Chevrolet celebrates its centennial as a global automotive brand with annual sales of about 4.25 million vehicles in more than 130 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. The Chevrolet portfolio includes iconic performance cars such as Corvette and Camaro; dependable, long-lasting pickups and SUVs such as Silverado and Suburban; and award-winning passenger cars and crossovers such as Spark, Cruze, Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly to gas-free” solutions including Cruze Eco and Volt. Cruze Eco offers 42 mpg highway while Volt offers 35 miles of electric, gasoline-free driving and an additional 344 miles of extended range. Most new Chevrolet models offer OnStar safety, security and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response and Stolen Vehicle Slowdown. More information regarding Chevrolet models can be found at www.chevrolet.com.

CONTACTS:

Tom Henderson

Phone 313-667-2702

Mobile 313-410-2704

tom.e.henderson@gm.com

Monte Doran

Phone 313-665-4243 (office)

Mobile 313-348-2317 (mobile)

monte.doran@gm.com

Buick Retail Sales Swell 90 Percent in February

Regal Posts Best Month since Launch as Fuel-Efficient Turbo Attracts New Buyers

DETROIT – Buick, the fastest growing major automotive brand in the United States in 2010, delivered its 17th straight month of retail sales gains with a 90 percent increase over last February. The brand’s total February sales also improved 73 percent year-over-year, thanks in part to the increased availability of the new fuel-efficient Regal CXL Turbo.

“Buick is gaining great traction in the midsize sedan, full-size car and crossover segments, thanks in part to very positive word of mouth,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “We fully expect the arrival of the fuel-efficient LaCrosse with eAssist and all-new Verano luxury compact to attract even more new customers to the brand.”

Approximately 38 percent of Buick buyers come from non-GM brands, including nearly 18 percent come from imports, calendar year-to-date.

Regal, which has the highest conquest rate of any Buick calendar year to date at 46 percent, enjoyed its strongest sales month since its launch last spring. Regal’s retail sales in February were 55 percent higher than in January. Regal’s total sales were up 59 percent compared to the same period – 21 percent higher than its previous highest month (December).

Regal’s recent sales gains are fueled in part by the increased availability of the all-new Regal CXL Turbo, which accounted for approximately 25 percent of Regal’s sales in February. On the open road, Regal Turbo’s 2.0-liter direct-injection four-cylinder engine delivers 220 hp and 258 lb-ft of torque, better than Acura TSX. Regal Turbo, which is now available with manual six-speed transmission, also delivers better fuel economy, with an EPA-rated 32 mpg highway.

“Regal sales are expected to grow even more with the arrival of the new Regal with eAssist and high performance Regal GS later this year,” Sweeney said.

After enjoying its strongest sales in history in 2010, Enclave is on its way to having another strong year, with retail sales up 45 percent in February compared to the same period in 2010. Total sales for the luxury crossover were up by 38 percent for the month.

LaCrosse, which Car & Driver magazine recently honored with a 2011 Editor’s Choice Award, also had a strong February, with a 28 percent increase in retail sales and a 7 percent increase in total sales.

About Buick

Buick is a modern luxury brand offering vehicles with sculpted designs, luxurious interiors with thoughtful personal technologies, along with responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning models, including the Enclave crossover, LaCrosse sedan, Regal sport sedan and highly anticipated all-new 2012 Buick Verano compact luxury sedan. Buick is the fastest growing major brand in the U.S. and remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com, on Twitter @buick or at www.facebook.com/buick.

# # #

CONTACT:

Nick Richards

313-720-9541

nick.richards@gm.com

GMC Retail Sales Rise by 61 Percent in February

Sierra, Acadia, Terrain and Yukon/XL Propel GMC to 17th Straight Month of Gains

DETROIT – GMC scored its 17th straight month of growth in February with a year-over-year 61 percent increase in retail sales and 59 percent increase in total sales.

“Consumer demand for capable, fuel efficient, well-equipped trucks, sport utilities and crossovers is translating into strong sales for GMC,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “Demand for our professional grade work trucks, in particular, is a positive indicator of the country’s continued economic recovery.”

The Sierra lineup unleashed an 87 percent year-over-year increase in retail sales compared to last February, and total Sierra sales also were up 86 percent.

Collectively, GMC crossovers had their best sales month ever in February, with Acadia and Terrain accounting for nearly half of GMC’s retail sales, which typically are sales to individual customers.

Terrain, which recently earned “Best Buy” recommendations from both Consumer Guide and Consumer Digest, delivered a year-over-year increase in retail sales of 76 percent. Terrain’s total sales during the month surged 90 percent compared to the same period in 2010.

Acadia, which Car & Driver magazine recently honored with a 2011 Editor’s Choice Award, delivered a year-over-year retail sales increase of 25 percent in February, while its total sales were up 17 percent.

Yukon and Yukon XL sales also excelled in February. Yukon’s retail sales were up 64 percent and its total sales were up 123 percent year-over-year. Yukon XL’s retail sales climbed 61 percent and total sales rose 56 percent year-over-year.

About GMC

GMC has built trucks since 1902, and is one of the industry’s healthiest brands. Today GMC is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain small SUV and Acadia crossover. The new GMC Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Innovation and engineering excellence are woven into all GMCs, including the Yukon and Yukon XL and full line of Sierra pickups. Today, GMC is the only manufacturer offering three full-size hybrid trucks. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at www.facebook.com/gmc.

###

CONTACT:

Kelly Cusinato

313-402-4871

kelly.cusinato@gm.com

For Release: 10:45 a.m., March 1, 2011 Cadillac U.S. Sales Rise 70 percent in February

•	CTS sales increase 124 percent with gains by sedan, wagon and coupe
•	SRX posts 19th straight month of at least a double-digit percentage year-over-year gain
•	Escalade total sales rise 6 percent, retail sales up 27 percent

DETROIT – The Cadillac CTS and SRX posted their best results ever for a February as Cadillac reported total U.S. sales for the month of 15,768, a 70 percent increase compared to the same period last year. Cadillac’s retail sales rose 83 percent for the month.

The results represent Cadillac’s best February total since 2006. It also represents the thirteenth consecutive month of year-over-year sales increases for the brand.

Total sales of the CTS family rose 124 percent to 6,033 in February. The CTS Coupe, introduced for the 2011 model year, had its best month since being launched last August. The CTS Sedan and Wagon also posted strong gains for the month.

The CTS family has become one of the most acclaimed lines in the luxury market. Popular Mechanics named the CTS Coupe one of the Top 10 cars for 2011. The high-performance CTS-V Coupe is a finalist for World Performance Car of the Year, and the CTS-V Wagon was named a 2011 Automobile magazine All-Star.

The SRX luxury crossover, dramatically redesigned for the 2010 model year, also continued its growth. SRX sales rose 55 percent to 5,502 in February. SRX has posted a year-over-year increase of at least a double-digit percentage rate for 19 straight months. Escalade sales rose 6 percent to 2,202 in February.

Cadillac has started the year with a strong push to attract new and returning luxury buyers as the market recovers. In January, Cadillac began its new “Red Blooded Luxury” advertising campaign, featuring the CTS Coupe and high-performance CTS-V Sedan.

In February, Cadillac launched the Cadillac Shield program, which ties together the brand’s suite of ownership benefits. Cadillac Shield includes Cadillac’s four-year, 50,000-mile bumper-to-bumper and five-year, 100,000-mile powertrain warranties. It also provides maintenance on many frequently required services for four years or 50,000 miles as well as 24-hour roadside assistance and courtesy vehicle transportation during the powertrain warranty period.

“Cadillac’s success is being driven by great products, clear messaging and a focus on customer service,” said Kurt McNeil, vice president for Cadillac sales and service. “As the luxury market continues to strengthen, Cadillac is attracting customers with a line-up that offers distinctive design and exceptional performance. We’re backing up those vehicles with a long-term commitment to provide our owners with a heightened level of service.”

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

###

CONTACT(S):

Nick Twork

Cadillac Communications

Mobile: 586-565-1001

nicholas.twork@cadillac.com

GM U.S. Deliveries for February 2011 - Divisional Brand Level

*S/D Curr: 24	February				(Calendar Year-to-Date) January - February
*S/D Prev: 24	2011	2010	% Chg Volume	% Chg per S/D	2011	2010	% Chg Volume
Vehicle Total	207,028	141,951	45.8	45.8	385,924	288,776	33.6
Brand Total	207,028	138,849	49.1	49.1	385,924	283,947	35.9
Other Brand Total	0	3,102	***.*	***.*	0	4,829	***.*

GM Vehicle Deliveries by Marketing Division
	2011	2010	% Chg Volume	% Chg per S/D	2011	2010	% Chg Volume
Buick Total	15,807	9,121	73.3	73.3	29,076	19,182	51.6
Cadillac Total	15,768	9,273	70.0	70.0	28,348	17,713	60.0
Chevrolet Total **	142,919	99,999	42.9	42.9	268,308	205,293	30.7
GMC Total **	32,534	20,456	59.0	59.0	60,192	41,759	44.1
Brand Total	207,028	138,849	49.1	49.1	385,924	283,947	35.9
HUMMER Total	0	296	***.*	***.*	0	561	***.*
Pontiac Total	0	84	***.*	***.*	0	473	***.*
Saab Total	0	97	***.*	***.*	0	608	***.*
Saturn Total	0	2,625	***.*	***.*	0	3,187	***.*
Other Brand Total	0	3,102	***.*	***.*	0	4,829	***.*
GM Vehicle Total	207,028	141,951	45.8	45.8	385,924	288,776	33.6

* Twenty-four selling days for the January period this year and twenty-four for last year.

** Calendar Year 2010 includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors Inc.

Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for February 2011 by Model

	February				(Calendar Year-to-Date) January - February
	2011	2010	% Chg Volume	% Chg per S/D	2011	2010	% Chg Volume
Selling Days (S/D)	24	24
Enclave	5,199	3,778	37.6	37.6	9,546	7,853	21.6
LaCrosse	4,329	4,045	7.0	7.0	8,100	8,291	-2.3
Lucerne	2,574	1,298	98.3	98.3	5,390	3,038	77.4
Regal	3,705	0	***.*	***.*	6,040	0	*** *
Buick Total	15,807	9,121	73.3	73.3	29,076	19,182	51.6
CTS	6,033	2,690	124.3	124.3	10,395	5,255	97.8
DTS	1,512	611	147.5	147.5	2,877	1,229	134.1
Escalade	1,279	1,418	-9.8	-9.8	2,793	2,655	5.2
Escalade ESV	756	552	37.0	37.0	1,348	948	42.2
Escalade EXT	167	102	63.7	63.7	320	223	43.5
SRX	5,502	3,542	55.3	55.3	9,738	6,776	43.7
STS	519	332	56.3	56.3	878	565	55.4
XLR	0	26	***.*	***.*	-1	62	*** *
Cadillac Total	15,768	9,273	70.0	70.0	28,348	17,713	60.0
Avalanche	1,414	1,029	37.4	37.4	2,811	2,401	17.1
Aveo	2,760	2,062	33.9	33.9	5,499	4,105	34.0
Camaro	6,245	6,482	-3.7	-3.7	11,008	11,853	-7.1
Chevy C/T Series	0	0	***.*	***.*	0	1	*** *
Chevy W Series	0	30	***.*	***.*	0	67	*** *
Cobalt	153	14,101	-98.9	-98.9	559	27,063	-97.9
Colorado	2,606	1,247	109.0	109.0	4,810	3,186	51.0
Corvette	955	624	53.0	53.0	1,676	1,478	13.4
Cruze	18,556	0	***.*	***.*	32,187	0	*** *
Equinox	15,434	8,061	91.5	91.5	28,281	17,574	60.9
Express	4,021	3,899	3.1	3.1	9,294	6,661	39.5
HHR	6,398	4,658	37.4	37.4	13,785	10,110	36.4
Impala	16,290	11,740	38.8	38.8	31,478	22,679	38.8
Kodiak 4/5 Series	0	155	***.*	***.*	0	293	*** *
Kodiak 6/7/8 Series	0	17	***.*	***.*	0	36	*** *
Malibu	19,092	15,150	26.0	26.0	33,194	31,589	5.1
Silverado-C/K Pickup	31,728	19,822	60.1	60.1	59,900	42,594	40.6
Suburban (Chevy)	2,383	1,680	41.8	41.8	4,726	3,995	18.3
Tahoe	5,068	3,325	52.4	52.4	10,349	7,881	31.3
TrailBlazer	2	22	-90.9	-90.9	11	88	-87.5
Traverse	9,533	5,882	62.1	62.1	18,138	11,606	56.3
Uplander	0	13	***.*	***.*	0	33	*** *
Volt	281	0	***.*	***.*	602	0	*** *
Chevrolet Total	142,919	99,999	42.9	42.9	268,308	205,293	30.7
Acadia	7,547	6,478	16.5	16.5	13,270	11,938	11.2
Canyon	765	510	50.0	50.0	1,459	1,210	20.6
Envoy	0	6	***.*	***.*	1	34	-97.1
GMC C/T Series	0	21	***.*	***.*	0	29	*** *
GMC W Series	0	27	***.*	***.*	0	105	*** *
Savana	673	720	-6.5	-6.5	1,391	1,222	13.8
Sierra	11,696	6,296	85.8	85.8	22,323	13,567	64.5
Terrain	7,190	3,789	89.8	89.8	13,559	8,091	67.6
Topkick 4/5 Series	0	125	***.*	***.*	0	315	*** *
Topkick 6/7/8 Series	0	41	***.*	***.*	0	80	*** *
Yukon	2,817	1,261	123.4	123.4	4,893	2,764	77.0
Yukon XL	1,846	1,182	56.2	56.2	3,296	2,404	37.1
GMC Total	32,534	20,456	59.0	59.0	60,192	41,759	44.1
Brand Total	207,028	138,849	49.1	49.1	385,924	283,947	35.9
HUMMER Total	0	296	***.*	***.*	0	561	*** *
Pontiac Total	0	84	***.*	***.*	0	473	*** *
Saab Total	0	97	***.*	***.*	0	608	*** *
Saturn Total	0	2,625	***.*	***.*	0	3,187	*** *
Other Brand Total	0	3,102	***.*	***.*	0	4,829	*** *
GM Vehicle Total	207,028	141,951	45.8	45.8	385,924	288,776	33.6

Sales Reporting and Data Management	Page 2 of 2